Exhibit 16.1

August 13, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Analytical Surveys, Inc. and, under the date of December 22, 2003, except as to note 16, which is as of May 13, 2004 and paragraphs three and four of note 17 which are as of June 30, 2004, we reported on the consolidated financial statements of Analytical Surveys, Inc. as of and for the years ended September 30, 2003 and 2002. On August 6, 2004, our appointment as principal accountants was terminated. We have read Analytical Surveys, Inc.’s statements included under Item 4 of its Form 8-K dated August 13, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Analytical Surveys, Inc’s statements that Pannell Kerr Forster of Texas, P.C. will perform a review of the unaudited condensed quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q beginning with the June 30, 2004 Form 10-Q, or that the change was made and approved by the audit committee of the board of directors, or that Pannell Kerr Forster of Texas, P.C. was not consulted regarding the application of accounting principles to any specified transaction, either completed or proposed, or type of audit opinion that might be rendered on Analytical Surveys, Inc.’s consolidated financial statements, or any matter that was subject of a disagreement or reportable event.

This letter should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

Very truly yours,

KPMG LLP